Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Software Acquisition Group Inc. III on Amendment No. 2 to Form S-4 (File No. 333-262723) of our report dated March 29, 2022, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the consolidated financial statements of Software Acquisition Group Inc. III as of December 31, 2021 and for the period from January 5, 2021 (inception) through December 31, 2021 which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

Boston, MA

June 28, 2022